Chart Industries Reports 2019 Fourth Quarter and Full Year Results

Atlanta, Georgia - February 13, 2020 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas and energy industries, today reported results for the fourth quarter and full year ended December 31, 2019. Further details can be found in the supplemental presentation included with this release. Highlights include:

•
Full year record orders of $1.413 billion, a 23.7% increase (10.8% organic) over full year 2018, driven by record orders in trailers, LNG fueling stations, cryogenic equipment in India, lasers, hydrogen, cannabis and water treatment.

•
Record backlog ($762.3 million), up 34.2% from the fourth quarter of 2018 (32.2% organic increase) driven by strong fourth quarter 2019 orders including the highest order quarter in history for Distribution & Storage Western Hemisphere (“D&S West”).

•	Received engineering release in December 2019 for a Big LNG project for which orders are expected to be received in 2020.

•	Full year record sales of $1,299.1 million, a 19.8% increase over 2018 supported by record organic sales.

•
Full year reported earnings per diluted share $1.32 included substantial transaction, integration and restructuring costs, resulting in full year record adjusted diluted EPS of $2.52. The one-time costs in 2019 were related to restructuring and integration work that is expected to return $38.3 million annually beginning in 2020.

•	Increased 2020 base revenue guidance to $1.645 billion to $1.710 billion and base adjusted diluted EPS guidance to $4.90 to $5.50, reflecting timing and strength of fourth quarter 2019 order activity.

Fourth quarter orders of $343.5 million, a 20% increase over the third quarter of 2019, contributed to record full year orders of $1,412.9 million. Fourth quarter sequential organic order growth was over 20% in three of our four segments compared to the third quarter of 2019. We booked 37 orders greater than $1 million each, including a $23 million PDH plant, a $12 million crystallizer equipment order and a $9 million small-scale terminal order. In the fourth quarter 2019, D&S West had its highest order quarter in history, and included a $21 million LNG by rail order, the first of its magnitude for our Gas By Rail (“GBR”) unique offering. Energy & Chemicals Cryogenics (“E&C

Cryo”) orders of $54.4 million was a 55% increase over the third quarter of 2019, with no significant Big LNG orders received in either quarter. Consolidated full year 2019 record order levels increased 24% (10.8% organically) over the full year 2018 and were supported by record orders in lasers, cannabis, hydrogen, water treatment, LNG fueling stations, trailers and cryogenic equipment in India.

Our high demand is driven by two key areas in the business: global clean energy infrastructure buildout and specialty markets. As we support countries and customers in their efforts to move toward carbon neutral environments, demand for our LNG fueling stations, trailers, small-scale offerings and other infrastructure related products continues to increase. LNG fueling stations set record order levels in 2019, with 55 stations compared to 30 in 2018. Additionally, 2019 is our second consecutive year of record orders for trailers, with a 9.4% increase over 2018. In the fourth quarter, we received a $9 million order for a small-scale terminal in the Caribbean, and in January 2020 announced the receipt of the letter of intent for IPSMR® and cryogenic equipment for Eagle LNG’s Jacksonville small-scale LNG terminal for which we expect the order and full notice to proceed in 2020.

Under our MOU with AG&P, we have begun to contribute to the infrastructure buildout in India, including 5 related stations ordered at the end of December. We also are seeing considerable activity with Indian Oil Corporation Limited (“IOCL”), with whom we have an LNG-oriented MOU and who recently executed an MOU with ExxonMobil India LNG to work together on the LNG opportunities in the region. Not only are we seeing LNG related work from IOCL, we received a $2.3 million order in January 2020 for an IOCL refinery. Our Indian facility is currently equipped to serve Indian Prime Minister Modi’s “Make in India” requirement for many Distribution & Storage products, and as part of the Air-X-Changers integration, will be manufacturing our first non-U.S. air cooled heat exchanger by the end of the first quarter 2020.

India activity isn’t contained to just the global infrastructure buildout. D&S East received a $2.7 million order from India Space Research Organization (“ISRO”) in the fourth quarter for hydrogen tanks, a sign that our specialty markets are expanding beyond just D&S West. Our equipment and solutions for the specialty markets help our customers achieve their sustainability and carbon neutral emissions targets with hydrogen being a key component. We design and build liquid hydrogen storage tanks for customers who integrate them into hydrogen fuel cell vehicle fueling stations for cars, buses, and forklifts. Hydrogen fuel cell vehicles have zero tailpipe emissions while traditional transportation accounts for 17% of global CO2 emissions. Another anticipated significant growth driver in specialty markets for 2020 is our LNG vehicle tank solution for over the road trucking. In the fourth quarter 2019, orders and sales were lower than anticipated as a key customer chose to move full production to a new Chart model tank design. Not only will these orders and sales move into 2020, the customer has indicated higher volumes due to this product transition. Additionally, we expect a new over the road trucking customer outside of Europe to begin production in the second half of 2020. With the increased forecast provided by customers and the increasing movement to expedite cleaner fuel options in Europe, we are nearing completion of the European LNG vehicle tank capacity expansion project. First deliveries are expected in the second quarter of 2020. Once ramped-up, we expect our LNG vehicle tank capacity will more than double to over $200 million dollars of potential revenue throughput annually.

The order strength throughout 2019 contributed to full year record sales both including and excluding Air-X-Changers and VRV. Full year sales of $1,299.1 million represents a 19.8% increase over 2018.

Even with the record full year sales in 2019, backlog ended at $762.3 million, the highest in our history. This record backlog is an increase of 34.2% from the fourth quarter of 2018, or a 32.2% organic increase. The fourth quarter book to bill ratio was 1.0, with book to bill ratios of 1.2 in both D&S East and West. Backlog includes approximately $125 million of Venture Global Calcasieu Pass project revenue, of which $100 million is expected to be recognized in 2020. Backlog does not include additional Big LNG project orders as of December 31, 2019, although in the fourth quarter 2019 we received an engineering release for one of the Big LNG projects that we expect orders to be received in 2020. We continue to expect orders between $700 million and $1 billion of additional Big LNG projects in 2020, in particular, Tellurian’s Driftwood (Phase 1, 16.6 MTPA) and Cheniere’s Corpus Christi Stage Three. Tellurian has all permits secured, including the December FERC approval to move ahead with groundwork at the site. Tellurian announced last month that they have “already made the decision to go forward with this project. The only thing remaining is the incremental notice that is given at the end of financing” which is expected to occur by mid-2020. Cheniere has indicated a 2020 Final Investment Decision (“FID”), and will leverage their existing infrastructure at Corpus Christi to move ahead quickly. Additionally, we are beginning to see orders related to optimization and retrofitting of existing LNG export terminals, with a $1 million air cooler order received in early January related to this type of work.

“Significant demand in the fourth quarter of 2019 for our cryogenic equipment in both global infrastructure applications as well as specialty markets contributed to 2019 record orders, sales and backlog for Chart” said Jill Evanko, Chart’s President and CEO. “With the expectation of continued broad-based order strength throughout 2020 as well as additional Big LNG orders, we expect 2020 to be another record year.”

Fourth quarter reported diluted earnings per share (“EPS”) of $0.34 included many one-time and unusual items that will not repeat in 2020. The one-time items related to restructuring costs ($0.23), integration costs ($0.14), transaction and other costs ($0.08), including the mark to market on our investment in Stabilis. Offsetting to these addbacks was a reduction to adjusted earnings per share of ($0.07) for tax effect.

In the fourth quarter and throughout 2019, we completed the majority of our right sizing cost efforts incurring significant one-time costs but driving $13.2 million of projected annualized cost savings included in our 2020 outlook. In addition, we completed $25.1 million of integration cost synergies, also included in our 2020 outlook. These actions were primarily associated with headcount reductions, facility consolidations, operational improvements and product line rationalization.

We have completed our first year of ownership of VRV and will no longer include VRV related integration costs in our adjustments going forward. The business in 2020 will reflect the integration efforts of 2019, including the insourcing of our inner and outer vessels, 12 new customers from the combination of the businesses ($16 million of order synergies with record India orders). With higher margin backlog as of December 31, 2019 from shipping pre-acquisition low and negative margin orders and standardizing on tank designs, we expect VRV to be at the originally assumed run-rate operating margin of 12% in 2020.

Through year end 2019, we have achieved $20 million of our targeted $29 million of cost synergies from the Air-X-Changers integration, with the biggest impact from the completion of the consolidation of three Tulsa, Oklahoma facilities into one. The remaining $9 million is expected to be completed by June 30, 2020 and will positively impact the second half of 2020.

Between the organic restructuring and acquisition synergies, we have completed $38.3 million of expected annualized run-rate savings in 2019. This, combined with the record order and sales year, contributed to full year 2019 reported diluted earnings per share of $1.32, and when adjusted for one-time costs, $2.52 of adjusted diluted EPS, a 24.8% increase over 2018 adjusted diluted

EPS and the highest in our history. The restructuring and integration completed in 2019 sets 2020 up positively from a gross margin and a SG&A perspective. Full year gross margins and SG&A both reported and normalized by segment were as follows:

	FY 2019
	GM%	GM% Normalized	SG&A $	SG&A $ Normalized
E&C Cryo	17.6%	19.2%	28.7	27.2
E&C FinFans	28.3%	29.4%	33.6	31.7
D&S West	34.2%	34.5%	48.7	47.6
D&S East	15.4%	21.1%	34.7	33.6
Corp			70.4	55.4
Chart	25.9%	27.9%	216.1	195.5

	Q4 2019
	GM%	GM% Normalized	SG&A $	SG&A $ Normalized
E&C Cryo	25.8%	26.1%	6.1	5.7
E&C FinFans	25.8%	28.1%	9.0	7.9
D&S West	33.1%	33.1%	10.7	10.5
D&S East	11.1%	18.8%	8.2	7.9
Corp			19.1	16.1
Chart	25%	27.4%	53.1	48.1
Full year normalized SG&A of $195.5 million is 15% of sales, compared to full year 2018 normalized SG&A of $175.4 million, or 16.2% of sales. The 2020 SG&A run rate is expected to stay at 2019 normalized levels, even inclusive of the additional volume and big LNG included in our outlook.

Finally, working capital discipline in 2019 led to free cash flow of $123 million, excluding the acquisition purchase price for the Air-X-Changers purchase and inclusive of the first six-months of 2019 for Air-X-Changers (includes $19.8 million of AXC free cash flow from January to June 2019).

OUTLOOK 2020
The noisy fourth quarter 2019 is expected to positively impact 2020. These include: (1) revenue shortfall of $30 million to prior guidance, driven by timing of fourth quarter orders from earlier in the quarter to December or into the first quarter of 2020. Specifically, we booked over $65 million of orders in the last two weeks of the year and over $120 million in the month of December, none of which could be shipped or recognized as revenue in 2019. We expect $30 million of fourth quarter 2019 timing changes to be recognized in 2020, with associated diluted earnings per share ($0.15 to $0.20) also in 2020; and (2) inefficiencies from ramp up costs associated with our Big LNG 2020 manufacturing activity and the capacity expansion for trailers and fueling stations in D&S East. The estimated impact of these costs to diluted earnings per share in the fourth quarter was $0.12 to $0.15 also reflected in our 2020 guidance. We expect that with the associated volumes in 2020, these inefficiencies will repeat in the first quarter of 2020 but be absorbed by the second quarter.

Our 2020 guidance includes one Big LNG project’s revenue (Venture Global Calcasieu Pass). Any additional Big LNG orders, which we do anticipate receiving in 2020, are not included in the outlook.

•
Revenue: Our revenue outlook is $1.645 billion to $1.71 billion, compared to the prior total revenue outlook of $1.615 to $1.68 billion. The increase is driven from the timing shifts of fourth quarter 2019 orders and revenue. Both guides are and were inclusive of $100 million dollars of Calcasieu Pass related revenue. While we expect to receive formal notice to proceed (“FNTP”) on Driftwood and Cheniere Corpus Stage 3 Big LNG projects in 2020, these opportunities are not included in our current revenue or earnings per share guidance.

•
Adjusted Diluted EPS: We expect full year adjusted earnings per diluted share to be in the range of $4.90 to $5.50 per share, on approximately 36.1 million weighted average diluted shares outstanding. This is an increase from our prior outlook of $4.75 to $5.25 per share. This excludes any restructuring costs and transaction-related costs, or any dilution associated with our convertible notes, and as such is a non-GAAP measure.

•
Timing within the year: The 2020 outlook is weighted to the second half of the year for both revenue and earnings. Typically, the first quarter of the year is our lowest quarter, and we expect that will hold true in 2020, with expected results at or slightly below our fourth quarter 2019 results. Additionally, Calcasieu Pass revenue recognition will primarily be in the third and fourth quarters.

•	Tax rate: Our 2020 tax rate is assumed at 20%. This is an improvement from our prior outlook’s tax rate of 21%, driven by the strategic tax planning efforts completed in the fourth quarter of 2019.

•
Capital Expenditures: Our capital expenditure outlook remains between $35 and $40 million, inclusive of $30 million of maintenance capex and between $5 and $10 million related to our productivity and strategic capacity expansion activities. Note that this range is consistent with our 2019 actual capital spend of $36.2 million.

•	Free Cash Flow: Our free cash flow outlook is $180 million to $210 million, inclusive of $30 million of free cash flow related to Calcasieu Pass.

FORWARD-LOOKING STATEMENTS
Certain statements made in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, cost synergies and efficiency savings, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, governmental initiatives, including executive orders and other information that is not historical in nature.  Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this presentation or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements.  Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include:  the Company’s ability to successfully integrate recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully.  The Company undertakes no obligation to update or revise any forward-looking statement.

This presentation contains non-GAAP financial information, including adjusted earnings per diluted share, net earnings adjusted, and free cash flow.  For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the pages at the end of this news release and the slides titled "Q4 and Full Year 2019 adjusted diluted EPS" and “Free Cash Flow Reconciliation” included in the appendix at the end of this presentation.

Chart is a leading diversified global manufacturer of highly engineered equipment servicing multiple market applications in Energy and Industrial Gas.  The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related.  Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and the Americas.  For more information, visit: http://www.chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used.  The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance.  See the pages at the end of this news release for the reconciliations of adjusted earnings per diluted share, net earnings, adjusted, and free cash flow, the non-GAAP measures included in this release.

With respect to the Company's 2020 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company's control and / or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its fourth quarter and full year 2019 results on a conference call on Thursday, February 13, 2020 at 9:30 a.m. ET.  Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S., entering conference ID 8278408.  Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com.  You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 8278408.  The replay will be available beginning 1:00 p.m. ET, Thursday, February 13, 2020 until 1:00 p.m. ET, Thursday, February 20, 2020.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Jillian Evanko
Chief Executive Officer
630-418-9403
jillian.evanko@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Sales (1) (2)	$342.4	$290.1	$1,299.1	$1,084.3
Cost of sales	256.7	216.2	962.3	788.4
Gross profit	85.7	73.9	336.8	295.9
Selling, general, and administrative expenses	53.1	41.4	216.1	181.9
Amortization expense	11.5	6.2	39.8	21.9
Operating expenses	64.6	47.6	255.9	203.8
Operating income (1) - (8)	21.1	26.3	80.9	92.1
Interest expense, net	6.8	3.5	25.3	21.4
Other expense, net	5.1	0.9	2.8	1.7
Income from continuing operations before income taxes	9.2	21.9	52.8	69.0
Income tax (benefit) expense	(3.3)	3.7	6.0	13.4
Net income from continuing operations	12.5	18.2	46.8	55.6
Income from discontinued operations, net of tax (9)	—	29.7	—	34.4
Net income	12.5	47.9	46.8	90.0
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	0.1	0.2	0.4	2.0
Net income attributable to Chart Industries, Inc.	$12.4	$47.7	$46.4	$88.0
Net income attributable to Chart Industries, Inc.
Income from continuing operations	$12.4	$18.0	$46.4	$53.6
Income from discontinued operations, net of tax	—	29.7	—	34.4
Net income attributable to Chart Industries, Inc.	$12.4	$47.7	$46.4	$88.0

Basic earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.35	$0.58	$1.37	$1.73
Income from discontinued operations	—	0.94	—	1.10
Net income attributable to Chart Industries, Inc.	$0.35	$1.52	$1.37	$2.83
Diluted earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.34	$0.56	$1.32	$1.67
Income from discontinued operations	—	0.91	—	1.06
Net income attributable to Chart Industries, Inc.	$0.34	$1.47	$1.32	$2.73
Weighted-average number of common shares outstanding:
Basic	35.77	31.29	33.91	31.05
Diluted (10) (11)	36.12	32.39	35.17	32.20
_______________

(1)	Includes sales and operating income for AXC, included in the E&C FinFans segment results since the acquisition date, July 1, 2019 as follows:

•	Sales were $103.1 and $43.2 for the year and quarter ended December 31, 2019, respectively, and

•
Operating income was $4.6 and $2.0 for the year and quarter ended December 31, 2019, respectively, which included $18.4 and $7.3 of depreciation and amortization expense for the year and quarter ended December 31, 2019, respectively.

(2)	Includes sales and operating loss for VRV, included in the D&S East and E&C Cryogenics segments results since the acquisition date, November 15, 2018 as follows:

•	Sales were $104.0 (D&S East: $57.1, E&C Cryogenics: $46.9) for the year ended December 31, 2019,

•	Sales were $14.1 (D&S East: $10.3, E&C Cryogenics: $3.8) for the year ended December 31, 2018,

•	Operating loss was $11.2 (D&S East: $9.7, E&C Cryogenics: $1.5) for the year ended December 31, 2019, and

•
Operating (loss) income was $(2.0) (D&S East: $0.2, E&C Cryogenics: $(2.2)) for the year ended December 31, 2018, which included $1.5 of depreciation and amortization expense and $1.6 in expense recognized in the cost of sales related to inventory step-up.

(3)	Includes depreciation expense of:

•	$11.2 and $7.8 for the three months ended December 31, 2019 and 2018, respectively, and

•	$39.0 and $28.9 for the year ended December 31, 2019 and 2018, respectively.

(4)	Includes restructuring costs of:

•	$2.3 and $0.9 for the three months ended December 31, 2019 and 2018, respectively, and

•	$15.6 and $4.4 for the year ended December 31, 2019 and 2018, respectively.

(5)
Includes an expense of $0.2 and $4.0 recorded to cost of sales related to the estimated costs of the aluminum cryobiological tank recall for the three and twelve months ended December 31, 2018, respectively.

(6)
Includes transaction-related costs of $5.4 for the year ended December 31, 2019, which were mainly related to the AXC acquisition. Includes integration costs of $1.6 related to the AXC acquisition for the year ended December 31, 2019.

(7)
Includes transaction-related costs of $2.1 for the year ended December 31, 2018, which were mainly related to the VRV acquisition. Includes integration costs of $2.7 and $0.8 related to the VRV acquisition for the years ended December 31, 2019 and 2018 respectively.

(8)
During the year ended December 31, 2018, we recorded net severance costs of $2.3 primarily related to headcount reductions associated with the strategic realignment of our segment structure, which includes $1.8 in payroll severance costs partially offset by a $0.9 credit due to related share-based compensation forfeitures. Includes net severance costs of $1.4 related to the departure of our former CEO, which includes $3.2 in payroll severance costs partially offset by a $1.8 credit due to related share-based compensation forfeitures for the year ended December 31, 2018.

(9)	Includes gain on sale of the CAIRE business of $34.3, net of taxes of $2.6, for the three months and year ended December 31, 2018.

(10)
Includes an additional 0.84 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the year ended December 31, 2019.  The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”).  If the hedge could have been considered, it would have reduced the additional shares by 0.82 for the year ended December 31, 2019.

(11)
Includes an additional 0.48 and 0.38 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three and twelve months ended December 31, 2018, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 0.48 and 0.38 for the three and twelve months ended December 31, 2018, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net Cash Provided By Operating Activities	$78.6	$55.4	$133.9	$119.0
Investing Activities
Acquisition of businesses, net of cash acquired	—	(213.3)	(603.9)	(225.8)
Capital expenditures	(9.5)	(9.2)	(36.2)	(35.6)
Investments	—	—	(3.3)	—
Government grants	0.2	—	0.7	0.8
Net Cash Used In Investing Activities	(9.3)	(222.5)	(642.7)	(260.6)
Financing Activities
Borrowings on revolving credit facilities	33.2	223.4	235.8	411.7
Repayments on revolving credit facilities	(66.9)	(193.5)	(451.1)	(316.8)
Repurchase of convertible notes	—	—	—	(57.1)
Borrowings on term loan	—	—	450.0	—
Repayments on term loan	(2.8)	(2.9)	(2.8)	(5.9)
Payments for debt issuance costs	—	(1.2)	(13.6)	(1.4)
Issuance of Shares	—	—	295.8	—
Payments for equity issuance costs			(9.5)	—
Proceeds from exercise of stock options	—	5.4	9.4	10.8
Common stock repurchases	0.8	(0.3)	(2.0)	(2.7)
Dividend distribution to noncontrolling interest	(0.4)	(0.4)	(0.4)	(0.4)
Other financing activities	0.5	0.4	—	—
Net Cash (Used In) Provided By Financing Activities	(35.6)	30.9	511.6	38.2
DISCONTINUED OPERATIONS
Cash Used In Operating Activities	—	(31.7)	—	(30.2)
Cash Provided by Investing Activities (1)	—	133.5	—	132.7
Cash Provided By Discontinued Operations	—	101.8	—	102.5
Effect of exchange rate changes on cash	4.6	(4.7)	(1.9)	(11.4)
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	38.3	(39.1)	0.9	(12.3)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (2)	81.7	158.2	119.1	131.4
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (2)	$120.0	$119.1	$120.0	$119.1
_______________

(1)	Includes proceeds from the sale of CAIRE of $133.5 for both the three and twelve months ended December 31, 2018.

(2)	Includes restricted cash and restricted cash equivalents of $1.0 for all periods presented.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$119.0	$118.1
Accounts receivable, net	202.6	194.8
Inventories, net	219.4	233.1
Other current assets	132.6	115.7
Property, plant, and equipment, net	404.6	361.1
Goodwill	844.9	520.7
Identifiable intangible assets, net	529.1	330.4
Investments	13.4	2.8
Other assets	15.8	21.0
TOTAL ASSETS	$2,481.4	$1,897.7

LIABILITIES AND EQUITY
Current liabilities	$378.3	$366.6
Long-term debt	761.0	533.2
Other long-term liabilities	109.7	108.9
Equity	1,232.4	889.0
TOTAL LIABILITIES AND EQUITY	$2,481.4	$1,897.7

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Sales
D&S East (2)	$76.6	$72.0	$293.4	$246.3
D&S West	116.9	118.3	461.7	455.5
E&C Cryogenics (2)	58.9	38.3	190.2	136.9
E&C FinFans (1)	89.7	63.4	361.7	253.6
Intersegment eliminations	0.3	(1.9)	(7.9)	(8.0)
Consolidated	$342.4	$290.1	$1,299.1	$1,084.3
Gross Profit
D&S East	$8.5	$15.3	$45.2	$52.4
D&S West	38.7	37.8	157.9	156.8
E&C Cryogenics	15.2	6.6	33.5	28.6
E&C FinFans	23.1	15.0	102.5	60.6
Intersegment eliminations	0.2	(0.8)	(2.3)	(2.5)
Consolidated	$85.7	$73.9	$336.8	$295.9
Gross Profit Margin
D&S East	11.1%	21.3%	15.4%	21.3%
D&S West	33.1%	32.0%	34.2%	34.4%
E&C Cryogenics	25.8%	17.2%	17.6%	20.9%
E&C FinFans	25.8%	23.7%	28.3%	23.9%
Consolidated	25.0%	25.5%	25.9%	27.3%
Operating (Loss) Income (3) (4)
D&S East (1)	$(0.2)	$5.8	$6.9	$19.3
D&S West (5)	26.8	23.5	104.5	101.2
E&C Cryogenics	8.7	(1.1)	1.6	1.8
E&C FinFans	4.6	5.8	40.6	23.7
Corporate (6) (7) (8)	(19.0)	(6.9)	(70.4)	(51.4)
Intersegment eliminations	0.2	(0.8)	(2.3)	(2.5)
Consolidated	$21.1	$26.3	$80.9	$92.1
Operating (Loss) Margin
D&S East	(0.3)%	8.1%	2.4%	7.8%
D&S West	22.9%	19.9%	22.6%	22.2%
E&C Cryogenics	14.8%	(2.9)%	0.8%	1.3%
E&C FinFans	5.1%	9.1%	11.2%	9.3%
Consolidated	6.2%	9.1%	6.2%	8.5%
_______________

(1)	Includes sales and operating income for AXC, included in the E&C FinFans segment results since the acquisition date, July 1, 2019 as follows:

•	Sales were $103.1 and $43.2 for the year and quarter ended December 31, 2019, respectively, and

•
Operating income was $4.6 and $2.0 for the year and quarter ended December 31, 2019, respectively, which included $18.4 and $7.3 of depreciation and amortization expense for the year and quarter ended December 31, 2019, respectively.

(2)	Includes sales and operating (loss) income for VRV, included in the D&S East and E&C Cryogenics segments results since the acquisition date, November 15, 2018 as follows:

•	Sales were $104.0 (D&S East: $57.1, E&C Cryogenics: $46.9) for the year ended December 31, 2019,

•	Sales were $14.1 (D&S East: $10.3, E&C Cryogenics: $3.8) for the year ended December 31, 2018,

•	Operating loss was $11.2 (D&S East: $9.7, E&C Cryogenics: $1.5) for the year ended December 31, 2019, and

•
Operating (loss) income was $(2.0) (D&S East: $0.2, E&C Cryogenics: $(2.2)) for the year ended December 31, 2018, which included $1.5 of depreciation and amortization expense and $1.6 in expense recognized in the cost of sales related to inventory step-up.

(3)	Restructuring costs for the three months ended:

•	December 31, 2019 were $2.3 ($0.4 – D&S East, $0.1 – D&S West, $0.1 – E&C Cryogenics, and $1.7 – E&C FinFans).

•	December 31, 2018 were $0.9 ($0.8 – D&S East, $0.2 – E&C Cryogenics, and a credit of $0.1 – Corporate)

(4)	Restructuring costs for the twelve months ended:

•	December 31, 2019 were $15.6 ($8.5 – D&S East, $0.9 – D&S West, $2.5 – E&C Cryogenics, $3.5 – E&C FinFans, and $0.2 – Corporate).

•	December 31, 2018 were $4.4 ($1.4 D&S East, $0.6 – E&C Cryogenics, $0.1 – E&C FinFans, and $2.3 – Corporate).

(5)
Includes an expense of $0.2 and $4.0 recorded to cost of sales related to the estimated costs of the aluminum cryobiological tank recall for the three and twelve months ended December 31, 2018, respectively.

(6)
Includes transaction-related costs of $5.4 for the year ended December 31, 2019, which were mainly related to the AXC acquisition. Includes integration costs of $1.6 related to the AXC acquisition for the year ended December 31, 2019.

(7)
Includes transaction-related costs of $2.1 for the year ended December 31, 2018, which were mainly related to the VRV acquisition. Includes integration costs of $2.7 and $0.8 related to the VRV acquisition for the years ended December 31, 2019 and 2018 respectively.

(8)
During the year ended December 31, 2018, we recorded net severance costs of $2.3 primarily related to headcount reductions associated with the strategic realignment of our segment structure, which includes $1.8 in payroll severance costs partially offset by a $0.9 credit due to related share-based compensation forfeitures. Includes net severance costs of $1.4 related to the departure of our former CEO, which includes $3.2 in payroll severance costs partially offset by a $1.8 credit due to related share-based compensation forfeitures for the year ended December 31, 2018.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Year Ended December 31,
	December 31, 2019	September 30, 2019	2019	2018
Orders
D&S East	$91.9	$76.5	$330.3	$277.0
D&S West	138.4	111.6	479.9	477.4
E&C Cryogenics (1)	54.4	35.1	333.8	119.9
E&C FinFans (2)	58.8	63.0	268.9	268.1
Consolidated (3)	$343.5	$286.2	$1,412.9	$1,142.4

	As of
	December 31, 2019	September 30, 2019	December 31, 2018
Backlog
D&S East	$224.0	$203.8	$185.4
D&S West	147.1	127.1	129.8
E&C Cryogenics (3) (4)	285.3	288.3	139.7
E&C FinFans (5)	105.9	136.4	113.3
Consolidated (6)	$762.3	$755.6	$568.2
_______________

(1)
E&C Cryogenics segment orders for the year ended December 31, 2019 includes a $23 million order for a propane dehydrogenation plant. E&C Cryogenics segment orders for the year ended December 31, 2018 includes a $13 million order for equipment for a natural gas liquids fractionation project.  This order shipped partially in 2018, and the remainder shipped in 2019.

(2)	E&C FinFans segment orders includes $28.7 and $52.2 in orders related to AXC for the three months and twelve months ended December 31, 2019, respectively.

(3)	Includes $11.2 in orders related to VRV (D&S East: $8.7, E&C Cryogenics: $2.5) for the twelve months ended December 31, 2018.

(4)	Included in the E&C Cryogenics segment backlog for all periods presented is approximately $40 million related to the previously announced Magnolia LNG order.

(5)	E&C FinFans segment backlog as of December 31, 2019, September 30, 2019 includes $31.5 and $47.7 related to AXC, respectively.

(6)	Includes $31.5 in backlog related to AXC as of December 31, 2019 and $81.6 in backlog related to VRV (D&S East: $42.3, E&C Cryogenics: $39.3) as of December 31, 2018.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2019		2018	2019	2018
Earnings per diluted share as reported (U.S. GAAP) – Continuing Operations	$0.34		$0.56	$1.32	$1.67
Restructuring, transaction-related and other costs (1)	0.23		0.05	0.90	0.28
Integration and step up costs (2)	0.14		0.05	0.33	0.05
Aluminum cryobiological tank recall reserve expense (3)	—		0.01	0.01	0.12
Stabilis investment mark-to-market adjustment	0.07		—	—	—
Commercial and legal settlements	—		—	0.07	—
CEO departure net costs	—		—	—	0.04
Dilution impact of convertible notes (5) (6)	—		—	0.02	0.02
Accelerated tax impacts related to China facility closure	0.01		—	0.06	—
Transition tax	—		(0.05)	0.02	(0.05)
Tax effects	(0.07)	—	(0.01)	(0.21)	(0.11)
Adjusted earnings per diluted share (non-GAAP) – Continuing Operations	$0.72		$0.61	$2.52	$2.02

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Earnings (loss) per diluted share as reported (U.S. GAAP) – Discontinued Operations	$—	$0.91	$—	$1.06
Gain on sale of CAIRE business (4)	—	(1.06)	—	(1.07)
Restructuring costs	—	0.11	—	0.11
Dilution impact of convertible notes	—	0.02	—	0.02
Adjusted (loss) earnings per diluted share as reported (U.S. GAAP) –Discontinued Operations	$—	$(0.02)	$—	$0.12

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Earnings per diluted share as reported (U.S. GAAP) – Consolidated	$0.34	$1.47	$1.32	$2.73
Restructuring, transaction-related and other costs (1)	0.23	0.16	0.90	0.39
Integration and step up costs (2)	0.14	0.05	0.33	0.05
Aluminum cryobiological tank recall reserve expense (3)	—	0.01	0.01	0.12
Stabilis investment mark-to-market adjustment	0.07	—	—	—
Commercial and legal settlements	—	—	0.07	—
CEO departure net costs	—	—	—	0.04
Gain on sale of CAIRE business (4)	—	(1.06)	—	(1.07)
Dilution impact of convertible notes (5) (6)	—	0.02	0.02	0.04
Accelerated tax impacts related to China facility closure	0.01	—	0.06	—
Transition tax	—	(0.05)	0.02	(0.05)
Tax effects	(0.07)	(0.01)	(0.21)	(0.11)
Adjusted earnings per diluted share (non-GAAP) – Consolidated	$0.72	$0.59	$2.52	$2.14
_______________

(1)
During 2019, we recorded $15.6 of restructuring costs primarily related to the consolidation of certain of our facilities including facility consolidation in our E&C FinFans segment, as well as departmental restructuring, including headcount reduction and streamlining commercial activities within our Lifecycle business in our previous E&C segment and geographic realignment of manufacturing capacity in D&S East.

(2)
Includes $2.3 in expense recognized in cost of sales related to inventory step-up for 2019 related to VRV. We also incurred $0.8 and $1.6 related to AXC integration activities during the three and twelve months ended December 31, 2019, respectively and $1.0 and $2.7 related to VRV integration activities during the three and twelve months ended December 31, 2019, respectively.

(3)
Includes an expense of $0.2 and $4.0 recorded to cost of sales related to the estimated costs of the aluminum cryobiological tank recall for the three and twelve months ended December 31, 2018, respectively.

(4)	Includes gain on sale of the CAIRE business of $34.3, net of taxes of $2.6, for the year ended December 31, 2018.

(5)
Includes an additional 0.84 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the year ended December 31, 2019.  The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”).  If the hedge could have been considered, it would have reduced the additional shares by 0.82 for the year ended December 31, 2019.

(6)
Includes an additional 0.48 and 0.38 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three and twelve months ended December 31, 2018, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 0.48 and 0.38 for the three and twelve months ended December 31, 2018, respectively.

Adjusted earnings per diluted share is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO CHART INDUSTRIES, INC., ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Income from continuing operations, attributable to Chart Industries, Inc. as reported (U.S. GAAP)	$12.4	$18.0	$46.4	$53.6
Interest accretion of convertible notes discount	1.9	1.8	7.6	9.1
Employee share-based compensation expense	2.6	1.4	9.0	4.9
Financing costs amortization	1.1	0.3	3.0	1.3
Unrealized foreign currency transaction loss (gain)	0.6	(1.2)	0.6	(2.2)
Deferred income tax (benefit) expense	(16.2)	5.0	(16.2)	5.0
Other non-cash operating activities	(2.4)	(3.8)	0.9	(2.5)
Income from continuing operations, attributable to Chart Industries, Inc. adjusted (non-GAAP)	$—	$21.5	$51.3	$69.2
_______________
Income from continuing operations attributable to Chart Industries, Inc., adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that income from continuing operations attributable to Chart Industries, Inc., adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net cash provided by operating activities from continuing operations	$78.6	$55.4	$133.9	$119.0
Capital expenditures from continuing operations	(9.5)	(9.2)	(36.2)	(35.6)
Free cash flow (non-GAAP)	$69.1	$46.2	$97.7	$83.4
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED)
(Dollars in millions)

	Year Ended December 31, 2019
	D&S East	D&S West	E&C Cryogenics	E&C FinFans	Intersegment Eliminations	Corporate	Consolidated
Sales	$293.4	$461.7	$190.2	$361.7	$(7.9)	$—	$1,299.1
Gross profit as reported (U.S. GAAP)	45.2	157.9	33.5	102.5	(2.3)	—	336.8
Restructuring, transaction-related and other costs	9.7	—	1.9	3.6	—	—	15.2
Integration and step up costs	7.1	—	—	0.1	—	—	7.2
Aluminum cryobiological tank recall reserve expense	—	0.2	—	—	—	—	0.2
Commercial and legal settlements	—	1.3	1.1	—	—	—	2.4
Adjusted gross profit (non-GAAP)	$62.0	$159.4	$36.5	$106.2	$(2.3)	$—	$361.8
Adjusted gross profit margin (non-GAAP)	21.1%	34.5%	19.2%	29.4%	29.1%	—%	27.9%

Selling, general and administrative expenses as reported (U.S. GAAP)	$34.7	$48.7	$28.7	$33.6	$—	$70.4	$216.1
Restructuring, transaction-related and other costs	(0.7)	(1.1)	(1.5)	(0.8)	—	(12.6)	(16.7)
Integration and step up costs	(0.4)	—	—	(1.1)	—	(2.4)	(3.9)
Adjusted selling, general and administrative expenses (non-GAAP)	$33.6	$47.6	$27.2	$31.7	$—	$55.4	$195.5

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended December 31, 2019
	D&S East	D&S West	E&C Cryogenics	E&C FinFans	Intersegment Eliminations	Corporate	Consolidated
Sales	$76.6	$116.9	$58.9	$89.7	$0.3	$—	$342.4
Gross profit as reported (U.S. GAAP)	8.5	38.7	15.2	23.1	0.2	—	85.7
Restructuring, transaction-related and other costs	2.2	—	0.2	2.0	—	—	4.4
Integration and step up costs	3.7	—	—	0.1	—	—	3.8
Adjusted gross profit (non-GAAP)	$14.4	$38.7	$15.4	$25.2	$0.2	$—	$93.9
Adjusted gross profit margin (non-GAAP)	18.8%	33.1%	26.1%	28.1%	66.7%	—%	27.4%

Selling, general and administrative expenses as reported (U.S. GAAP)	$8.2	$10.7	$6.1	$9.0	$—	$19.1	$53.1
Restructuring, transaction-related and other costs	(0.1)	(0.2)	(0.4)	(0.7)	—	(2.4)	(3.8)
Integration and step up costs	(0.2)	—	—	(0.4)	—	(0.6)	(1.2)
Adjusted selling, general and administrative expenses (non-GAAP)	$7.9	$10.5	$5.7	$7.9	$—	$16.1	$48.1
_______________
Adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit, gross profit margin and selling, general and administrative expenses in accordance with U.S. GAAP. Management believes that adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.